Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The New York Times Company 2020 Incentive Compensation Plan of our reports dated February 27, 2020, with respect to the consolidated financial statements and schedule of The New York Times Company and the effectiveness of internal control over financial reporting of The New York Times Company included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 22, 2020